    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996


                                                      REGISTRATION NO. 333-13403

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               SITEL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                    MINNESOTA                                           47-0684333
            (State or jurisdiction of                                (I.R.S. Employer
          incorporation or organization)                           Identification No.)

                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 498-6810
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                 JAMES F. LYNCH
                            CHIEF EXECUTIVE OFFICER
                               SITEL CORPORATION
                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 498-6810
 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service)
                           --------------------------
                                   COPIES TO:

                               Teresa A. Beaufait
                           Abrahams, Kaslow & Cassman
                        8712 West Dodge Road, Suite 300
                             Omaha, Nebraska 68114
                                 (402) 392-1250
                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                             AND FROM TIME TO TIME.
                           --------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                           AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED    BE REGISTERED(2)      PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.001 par..............    822,708 Shares         $43.375           $35,684,960           $12,305


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).


(2) The Shares to be registered pursuant to this Registration Statement shall also include any additional shares issued with respect to these shares prior to their sale under this Registration Statement as a result of stock splits or stock dividends effected by the Registrant.

                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                   PROSPECTUS

                                 822,708 SHARES

                               SITEL CORPORATION

                                  COMMON STOCK


    All shares of Common Stock of SITEL Corporation ("SITEL" or the "Company"), $.001 par value per share (the "Shares"), offered hereby are being sold by certain of the Company's stockholders (the "Selling Stockholders"). See "Selling Stockholders". The Shares are traded on the Nasdaq Stock Market under the symbol "SITL". On October 10, 1996, the last reported sale price for the Shares as reported on the Nasdaq Stock Market was $50.50 per share.



    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN ITEMS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

    This Prospectus is applicable to the public sale of Shares by the Selling Stockholders. The Shares offered hereby are being registered and will be distributed pursuant to Rule 415 of the Securities Act of 1933, as amended. The Selling Stockholders may offer or sell such Shares from time to time upon terms determined by the market or in privately negotiated transactions.

    The Company is not engaging an underwriter in connection with the shelf registration or offering of these securities. The Company will incur the expenses of the registration of the Shares offered hereby, including filing, printing, legal, accounting and miscellaneous expenses. The Selling Stockholders will pay any sales commissions to the broker-dealers through whom they effect the sale of Shares.


                   This Prospectus is dated October 11, 1996.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE SHARES.

THE COMPANY

    SITEL Corporation ("SITEL" or the "Company") is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations worldwide. Four recent strategic business combinations--one completed in the third quarter of fiscal 1996 and three completed after the close of the fiscal year--have dramatically increased the scope and scale of SITEL. Including these new businesses, SITEL's pro forma fiscal 1996 revenues are in excess of $235 million. The Company now operates over 6,500 workstations in 56 call centers in North America, Europe and Japan, and employs approximately 12,500 people. The Company already had significant expertise in the insurance, telecommunications, financial services, and publishing industries. The acquisitions provided SITEL with management experience and talent in four new industries: technology, utilities, automotive, and consumer and industrial goods. See "RECENT DEVELOPMENTS".

    The Company was founded in 1985 by James F. Lynch, its Chief Executive Officer. Mr. Lynch and the SITEL senior management team have over 80 years of combined teleservicing experience. The Company is a Minnesota corporation with its executive offices at 13215 Birch Street, Omaha, Nebraska 68164, and its telephone number is (402) 498-6810.

THE OFFERING

    The Shares offered hereby will be distributed pursuant to Rule 415 of the Securities Act of 1933, which provides for a continuous offering and sale of the Shares from time to time by the Selling Stockholders. The Shares which may be offered by the Selling Stockholders were issued to the Selling Stockholders in a private placement by the Company in exchange for all of the issued and outstanding shares of the capital stock of National Action Financial Services, Inc., a company which had been privately owned by the Selling Stockholders.

                              RECENT DEVELOPMENTS

    During fiscal year 1996, SITEL focused on several strategic business combinations which were intended to position SITEL as a global leader in teleservicing. One of these strategic combinations, the acquisition of C.T.C. Canadian Telephone Corporation ("CTC"), was completed during fiscal 1996 and three others, the acquisitions of Tele-Action, S.A. ("Teleaction"), National Action Financial Services, Inc. ("NAFS"), and Mitre plc ("Mitre") were completed after the close of the fiscal year.

    SITEL acquired the assets of CTC in February 1996 for a purchase price, including acquisition expenses, of approximately $4.2 million. Founded in 1993, CTC (now SITEL Teleservices Canada, Inc.) provides teleservices for long-distance carriers, principally Sprint Canada Inc., from four teleservicing facilities located in Montreal, Quebec; Toronto, Ontario; Calgary, Alberta; and Vancouver, British Columbia. For the fiscal year ended April 30, 1995, CTC had revenues of approximately $6.3 million.

    In June 1996, SITEL acquired a 69.2% interest in Teleaction for approximately $24.2 million in cash. SITEL will acquire the remaining 30.8% of Teleaction in 1998 for a minimum purchase price of $10.8 million and a potentially higher purchase price based upon Teleaction's profitability in 1996 and 1997. Founded in 1985, Teleaction is a leading Spanish teleservicing company with headquarters in Madrid, Spain and has over 100 active clients including many leading Spanish corporations and government agencies as well as a number of major international corporations. Teleaction operates from eight call centers, as well as from certain of its clients' facilities, in Spain and Portugal, primarily answering inbound customer service calls on behalf of its clients. For the fiscal year ended December 31, 1995, Teleaction had revenues of approximately $30.5 million.

    SITEL acquired NAFS in June 1996 by issuing 1,371,226 shares of Common Stock in exchange for all of the outstanding NAFS common stock. Founded in 1994, NAFS is a financial services firm specializing in telephone-based accounts receivable management services, collections, and unique customer services applications. NAFS operates from two call centers in Atlanta, Georgia and Buffalo, New York, providing services to more than 20 large corporations in the U.S., and has more than 350 employees. For the fiscal year ended December 31, 1995, NAFS had revenues of approximately $8.3 million.

    In September 1996, SITEL issued 9,170,553 shares of Common Stock in exchange for all of the outstanding Mitre ordinary shares. Mitre is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations in Europe. Mitre is the parent company for a number of teleservicing businesses, including the predecessor company which was founded in 1985. Mitre operates three call centers in the United Kingdom and a fourth call center in Belgium that have the capability to handle calls and respond to electronic mail via the Internet in over 20 languages and dialects. In May, 1996, Mitre opened a fifth call center in Tokyo, Japan. Mitre has approximately 1,430 operational workstations in its five call centers and employs approximately 3,400 people. For the fiscal year ended December 31, 1995, Mitre had revenues of approximately $58.4 million.

                                  RISK FACTORS

    THE SHARES OFFERED HEREBY INVOLVE CERTAIN RISKS AND PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING MATTERS BEFORE PURCHASING THE SHARES REGISTERED IN THIS OFFERING.

    RELIANCE ON MAJOR CLIENTS. A significant portion of SITEL's revenues is derived from relatively few clients. The Company's 20 and ten largest clients accounted for 83.2% and 64.1%, respectively, of the Company's revenues during fiscal 1996, and most of the Company's contracts with these clients are terminable upon short notice. In fiscal 1996, the Company's two largest clients were Allstate Insurance Company and J.C. Penney Life Insurance Company which represented 11.6% and 11.0%, respectively, of total revenues. The loss of one or more of its major clients could have a materially adverse effect on the Company.

    DEPENDENCE ON INDUSTRIES SERVED. The Company's growth is dependent in large part on continued demand for the Company's services from the industries served by the Company. A significant downturn in the insurance, telecommunications, financial services, publishing, technology, utilities, automotive, or consumer and industrial goods industries could have a materially adverse effect on the Company's business.

    RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS. An element of the Company's growth strategy is to pursue strategic acquisitions domestically and internationally that either expand or complement the Company's business. There can be no assurance that the Company will be able to identify additional acceptable acquisition candidates on terms favorable to the Company or in a timely manner. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results, integration of financial reporting systems and the amortization of acquired intangible assets. A substantial portion of the Company's capital resources has been used for these acquisitions. The Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is also no assurance that the Company can successfully integrate an acquired business into the Company's business or that any acquired business can be operated profitably by the Company. The Company's expansion into international markets may involve additional risks relating to the integration of such international acquisitions, as well as risks relating to currency exchange rates, new and different legal and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors.

    GOVERNMENT REGULATION. The teleservicing industry has become subject to an increasing amount of federal and state regulation in the past five years. The federal Telephone Consumer Protection Act of 1991 limits the hours during which teleservicers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorized the Federal Trade Commission (the "FTC") to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's new telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. While the FTC's new rules have not caused the Company to alter its operating procedures, no assurance can be given that additional federal or state consumer-oriented legislation will not limit the teleservicing activities of the Company or its clients or significantly increase the Company's costs of regulatory compliance.

    Several of the industries served by the Company are subject to varying degrees of government regulation, particularly the insurance, financial services and utilities industries. Although compliance with these regulations is generally the responsibility of the Company's clients, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations. SITEL employees who sell insurance products are required to be licensed by various state insurance commissions and participate in regular continuing education programs which are currently provided by the Company. This requires the Company to comply with the extensive regulations of these state commissions, and changes in these regulations could materially increase the Company's operating costs.

    TELESERVICING INDUSTRY; POSSIBLE DECLINE IN EFFECTIVENESS OF
TELEMARKETING. The teleservicing industry has grown significantly in the last ten years. Advances in new forms of direct marketing, such as the development of interactive home shopping through television, computer networks and other media, could have an adverse effect on the demand for telemarketing as a form of direct sales. As the teleservicing industry continues to grow, telemarketing's effectiveness as a direct marketing tool also may decrease as a result of consumer saturation and increased consumer resistance to telemarketing generally.

    RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS. The Company has rapidly expanded its operations in the past several years, domestically and internationally, which has placed demands on its administrative, operational and financial resources. The planned continued growth of the Company's client base and its services can be expected to continue to place a significant strain on the Company's management and operations. The Company's future performance and profitability will depend in part on its ability to successfully implement enhancements to its management systems and to adapt those systems, as necessary, to respond to changes in its business.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of many factors, including the timing of clients' teleservicing campaigns and the commencement of new contracts, revenue mix and the timing of additional selling, general and administrative expenses to support new business. While the effects of seasonality on SITEL's business often are obscured by the addition of new clients or new programs for existing clients, the Company's business tends to be slower in the fiscal quarters ending in February and August. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results would likely be materially adversely affected.

    DEPENDENCE ON LABOR FORCE. Teleservicing is very labor intensive and characterized by high personnel turnover. Employees receive modest hourly wages and many are part-time students or homemakers. There can be no assurance that the Company's labor costs will not increase. Some of the Company's teleservicing activities, particularly insurance product sales and inbound customer service, require highly trained employees. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. The Company competes for qualified personnel with other teleservicing firms, particularly in the Omaha area where many teleservicing firms are headquartered, and periodically is required to pay premium hourly wages to attract and retain personnel. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel in the Omaha area or elsewhere to support its planned growth.

    RELIANCE ON TECHNOLOGY; COMPUTER SYSTEMS. SITEL's success is dependent in part on its continued investment in sophisticated telecommunications and computer technology, including universal workstations, predictive dialers, automated call distributors and digital switches. The Company has invested significantly in technology in order to maintain a competitive advantage and anticipates that it will be necessary to continue to do so. There can be no assurance that the Company will be successful in anticipating technological changes or in selecting and developing new and enhanced technology on a timely basis. In addition, the Company's business is highly dependent on its computer and telecommunications equipment and software systems, the temporary or permanent loss of which, through casualty or operating malfunction, could have a materially adverse effect on the Company's business.

    DEPENDENCE ON TELEPHONE SERVICE. The Company's business is materially dependent upon service provided by various local and long distance telephone companies. Rate increases imposed by these companies will increase the Company's operating expenses and adversely affect its operating margins to the extent SITEL is unable to pass through the increases to its clients. In addition, any significant interruption in telephone service would adversely affect the Company, and the inability of telephone companies to provide SITEL with greater capacity would adversely affect the Company's growth.

    COMPETITIVE AND FRAGMENTED INDUSTRY. The teleservicing industry is extremely competitive and highly fragmented. The Company competes with numerous independent teleservicing firms, some of which are as large or larger than SITEL, as well as the in-house teleservicing operations of many of its clients or potential clients. Also, the Company competes with direct mail, television, radio and other advertising media. There can be no assurance that additional competitors with greater resources than the Company will not enter the industry or that the Company's clients will not choose to conduct internally more of their teleservicing activities.

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the efforts of its senior management team, particularly James F. Lynch, Chief Executive Officer, Michael P. May, President, Barry S. Major, Executive Vice President and Chief Financial Officer, and Edward R. Taylor, Executive Vice President, as well as the Presidents of its various divisions and the key managers of its newly acquired subsidiaries, Mitre, Teleaction, and NAFS. The loss of the services of any of these individuals could have a materially adverse effect on the Company. Among these persons, the Company has employment contracts with only Messrs. Lynch and May and the key managers of Mitre, Teleaction and NAFS. Mr. Lynch's agreement is subject to a rolling three year term, Mr. May's agreement is terminable at will, and the agreements with the key managers of Mitre, Teleaction and NAFS are generally terminable either with notice or upon specified events. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel.

    CONTROL BY MANAGEMENT. Mr. Lynch beneficially owns (through direct ownership or through a voting agreement granting Mr. Lynch the right to vote the affected shares) approximately 25.1% of the Common Stock. Based on such voting concentration, Mr. Lynch will continue to be able to exert significant influence over the determination of the Company's corporate actions. If the former Mitre stockholders as a group, who now own in the aggregate 31.3% of the outstanding Common Stock, or Henk P. Kruithof in particular, who beneficially owns, directly or indirectly, approximately 15.2% of the outstanding Common Stock, were to vote with Mr. Lynch on certain stockholder matters, then they collectively likely would be able to control such matters, which may have the effect of delaying or preventing a change in control of the Company.

    POTENTIAL VOLATILITY OF STOCK PRICE. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the teleservicing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons unrelated to their operating performance.

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock after this offering could adversely affect the market price of the Common Stock. Except for approximately 9.8 million shares of Common Stock issued in connection with the acquisitions of Mitre and NAFS, substantially all of the outstanding shares of the Company's Common Stock are currently eligible for public sale. The Company also has registered the issuance of the shares of Common Stock underlying all outstanding stock options. As of September 5, 1996, options to purchase 512,265 shares are exercisable. The remaining options covering 5,619,001 shares become exercisable at various times between late October 1996 and August 2001.

    UNDESIGNATED SHARES; ANTITAKEOVER CONSIDERATIONS. The Company's Amended and Restated Articles of Incorporation authorize the issuance of 200 million undesignated shares. The Company's Board of Directors has the authority to issue any or all of the undesignated shares, including the authority to establish the rights, preferences and classes of the undesignated shares, without shareholder approval. The Company's Amended and Restated Bylaws also provide for the staggered election of directors to serve for one, two and three year terms, and for successive three year terms thereafter, subject to removal only for cause upon the vote of not less than two-thirds of the shares of Common Stock represented at a stockholders' meeting. Certain provisions of the Articles and Bylaws may not be amended except by a similar two-thirds vote. In addition, the Company is subject to certain antitakeover provisions of the Minnesota Business Corporation Act. All of these provisions may, in certain circumstances, deter or discourage takeover attempts and other changes in control of the Company not approved by the Board of Directors.

                              SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of Common Stock as of October 3, 1996 and as adjusted for the sale of Shares offered hereby by each Selling Stockholder. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the Shares shown.


                                                                  SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                        OWNED AFTER
                                                                     OFFERING (2)                         OFFERING (2)
                                                                -----------------------   SHARES    ------------------------
NAME AND ADDRESS(1)                                              NUMBER      PERCENT      OFFERED    NUMBER       PERCENT
--------------------------------------------------------------  ---------  ------------  ---------  ---------  -------------
Michael W. Fletcher...........................................    633,288         2.2%     379,973    253,315        *

Walter J. Berthiaume..........................................    422,195         1.4      253,317    168,878        *

Terrance W. Meder.............................................     59,971       *           35,983     23,988        *

Howard M. Gibbs...............................................     23,990       *           14,394      9,596       *

James P. Rich, Jr.............................................     20,125      *            12,075      8,050       *

Cordova Capital Partners, LP..................................     19,240      *            11,544      7,696       *

ALFA Investors................................................     15,392      *             9,235      6,157       *

Lewis M. Manderson............................................      9,234      *             5,540      3,694       *

John M. Brilbeck..............................................      7,695      *             4,617      3,078       *

Milton C. Vincent.............................................      7,695      *             4,617      3,078       *

Henry F. McGamish Jr. Revocable Trust.........................      7,695      *             4,617      3,078       *

Charles E. Adair..............................................      5,771      *             3,463      2,308       *

William A. Williamson, Jr.....................................      5,771      *             3,463      2,308       *

Luisa T. Fernholz.............................................      3,847      *             2,308      1,539       *

Dunn Investment Company.......................................      3,847      *             2,308      1,539       *

John Musso....................................................      3,847      *             2,308      1,539       *

Providence Capital Partners ..................................      3,847      *             2,308      1,539       *

Patrick S. Ryan...............................................      3,847      *             2,308      1,539       *

Young J. Boozer...............................................      3,077      *             1,846      1,231       *

AmSouth Bank NA as Trustee....................................      2,307      *             1,384        923       *
  FBO Tuscaloosa Ear Nose & Throat P.C. Money Purchase Plan --
  James E. Shotts

John W. Kitchens..............................................      1,923      *             1,154        769       *

Fairway Investments, Inc......................................      1,923      *             1,154        769       *

Joseph P. Williams............................................      1,923      *             1,154        769       *

John W. Durr..................................................      1,923      *             1,154        769       *

H. Chester Boston, Jr.........................................      1,923      *             1,154        769       *

Robert S. Cowles..............................................      1,923      *             1,154        769       *

Martha T. Dinos...............................................      1,923      *             1,154        769       *

William Spencer...............................................      1,923      *             1,154        769       *

James A. McLaughlin...........................................      1,923      *             1,154        769       *

                                                                  SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                        OWNED AFTER
                                                                     OFFERING (2)                         OFFERING (2)
                                                                -----------------------   SHARES    ------------------------
NAME AND ADDRESS(1)                                              NUMBER      PERCENT      OFFERED    NUMBER       PERCENT
--------------------------------------------------------------  ---------  ------------  ---------  ---------  -------------
J. Edward Woods...............................................      1,923       *            1,154        769        *

W. Steven Brown...............................................      1,923       *            1,154        769       *

Johnny M. Johnson.............................................      1,923      *             1,154        769       *

C. Woody Browder..............................................      1,923      *             1,154        769       *

Robert Garvy..................................................      1,923      *             1,154        769       *

Lillie S. Axelrod.............................................      1,923      *             1,154        769       *

Joseph N. Saba................................................      1,923      *             1,154        769       *

Clarence B. Bauknight.........................................      1,923      *             1,154        769       *

Elizabeth Brannan Hayes Qualified Marital Trust...............      1,923      *             1,154        769       *

William Carlisle..............................................      1,923      *             1,154        769       *

Canterbury Trust FBO J. Daniel Troy IRA.......................      1,923      *             1,154        769       *

General Investments Partnership...............................      1,923      *             1,154        769       *

Brilliant Investments Partnership.............................      1,923      *             1,154        769       *

David W. Thames...............................................      1,923      *             1,154        769       *

C. Kemmons Wilson, Jr.........................................      1,923      *             1,154        769       *

Patrick E. Delaney............................................      1,923      *             1,154        769       *

Fitzpatrick Associates........................................      1,923      *             1,154        769       *

Roy C. Mallady, Jr............................................      1,923      *             1,154        769       *

Julius E. Talton..............................................      1,923      *             1,154        769       *

C. Delaine Mountain...........................................      1,538      *               923        615       *

William A. Hill, Jr...........................................      1,538      *               923        615       *

Lewis Manderson Jr. Foundation................................      1,538      *               923        615       *

AmSouth Bank NA as Trustee....................................      1,538      *               923        615       *
  FBO Tuscaloosa Ear Nose & Throat P.C. Money Purchase Plan --
  Dr. McCord

Max W. McCord Jr..............................................      1,538      *               923        615       *

Dicks-Williams Joint Venture Partnership......................      1,538      *               923        615       *

AmSouth Bank NA as Trustee....................................      1,538      *               923        615       *
  FBO Neurological Associates PC Tuscaloosa -- Moses Jones Sub
  Money Purchase Pension Plan

Richard F. Condon.............................................      1,538      *               923        615       *

William W. Jessup.............................................      1,538      *               923        615       *

Peter A. Dames................................................      1,538      *               923        615       *

William R. Battle III.........................................      1,538      *               923        615       *

Clinton O. Holdbrooks.........................................      1,538      *               923        615       *

Lorraine B. Dockery...........................................      1,538      *               923        615       *

Estate of H. Vann Waldrop.....................................      1,538      *               923        615       *

                                                                  SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                        OWNED AFTER
                                                                     OFFERING (2)                         OFFERING (2)
                                                                -----------------------   SHARES    ------------------------
NAME AND ADDRESS(1)                                              NUMBER      PERCENT      OFFERED    NUMBER       PERCENT
--------------------------------------------------------------  ---------  ------------  ---------  ---------  -------------
Lynette Joel..................................................      1,538       *              923        615        *

Helen Crump Wells.............................................        961       *              577        384       *

Robert D. Walter..............................................        961      *               577        384       *

Jeff Kohn.....................................................        961      *               577        384       *

Walter Wayne Guy..............................................        961      *               577        384       *

Robert E. Barnes..............................................        961      *               577        384       *

Ronald C. Brown...............................................        961      *               577        384       *

Deborah R. Hillard............................................        768      *               461        307       *

Smith Barney, Inc., FBO Lynn C. Koenemann, M.D., IRA..........        768      *               461        307       *

Kenneth D. Glenn..............................................        768      *               461        307       *

Steven J. Martin..............................................        768      *               461        307       *

Nancy J. Highness.............................................        768      *               461        307       *

Charles R. Harmon.............................................        768      *               461        307       *

Allan R. Flam.................................................        768      *               461        307       *

Lawrence H. Garrett...........................................        768      *               461        307       *

Peoples Bank..................................................        768      *               461        307       *
  FBO Richard A. Moman SEP-IRA

Drake & Pierce Money Purchase & Profit Sharing Plans..........        768      *               461        307       *

Melinda M. Mathews............................................        768      *               461        307       *

Harry F. Burnette.............................................        768      *               461        307       *

Gerald F. Schmidt.............................................        768      *               461        307       *

Elbert E. Ponder Revocable Trust..............................        768      *               461        307       *

Keith O. Holdbrooks...........................................        768      *               461        307       *

William P. Walker.............................................        768      *               461        307       *

Larry L. Hamel................................................        768      *               461        307       *

Wendel E. Phillips MD PC Profit Sharing Plan..................        768      *               461        307       *

Don Sentell...................................................        768      *               461        307       *

Karl Bauknight................................................        768      *               461        307       *

Canterbury Trust FBO Christopher J. Valianos IRA..............        768      *               461        307       *

Don B. Stout..................................................        768      *               461        307       *

Thomas E. Dannemiller IRA.....................................        768      *               461        307       *

Rosenthal Tobin & Mulick......................................        768      *               461        307       *

Atlanta Growth Investors II...................................        768      *               461        307       *

Donald L. Plunkett............................................        768      *               461        307       *

Anthony Dinos.................................................        768      *               461        307       *

                                                                  SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                                                    OWNED PRIOR TO                        OWNED AFTER
                                                                     OFFERING (2)                         OFFERING (2)
                                                                -----------------------   SHARES    ------------------------
NAME AND ADDRESS(1)                                              NUMBER      PERCENT      OFFERED    NUMBER       PERCENT
--------------------------------------------------------------  ---------  ------------  ---------  ---------  -------------
Robert M. Stalnaker...........................................        768       *              461        307        *

David H. Flint................................................        768       *              461        307       *

B. David Arrowood.............................................        768      *               461        307       *

Therus Kolff..................................................        768      *               461        307       *

Canterbury Trust FBO Robert L. Carey IRA......................        768      *               461        307       *

Prudential Securities Cust. Charles C. Chase IRA..............        422      *               253        169       *

Prudential Securities Cust. Debbie A. Chase IRA...............        345      *               207        138       *

Paul R. DiBella...............................................        287      *               172        115       *

Cordova Capital Partners, L.P.-- Enhanced Appreciation                140      *                40        100       *

Canterbury Trust FBO Paul R. DiBella IRA......................         95      *                57         38       *


------------------------

 * less than 1%

(1) The address of Messrs. Fletcher, Berthiaume, Meder and Gibbs is c/o National Action Financial Services, Inc., 2877 Brandywine Road, Suite 300, Atlanta, Georgia 30341. James P. Rich's address is c/o National Action Financial Services, Inc., 105 Earhart Drive, Williamsville, N.Y. 14221. The address of all other Selling Stockholders is c/o Cordova Capital Partners, L.P.--Enhanced Appreciation, 3350 Cumberland Circle, Suite 970, Atlanta, Georgia 30339 Attn: Ralph R. Wright. Messrs. Fletcher, Berthiaume, Meder, Gibbs and Rich are employees of NAFS, a subsidiary of SITEL.


(2) The Selling Stockholders other than Messrs. Fletcher, Berthiaume, Meder, Gibbs, Rich, and Cordova Capital Partners, L.P.--Enhanced Appreciation, are limited partners (the "Cordova Partners") in Cordova Capital Partners, L.P.--Enhanced Appreciation ("Cordova"), a former stockholder of NAFS. Cordova has disbursed to the Cordova Partners most of the shares of Common Stock which Cordova received when SITEL acquired NAFS. The shares beneficially owned prior to the offering and after the offering include the respective pro rata interests of the Cordova Partners in certain shares as to which Cordova plans to remain the holder of record until the shares are released from an escrow entered into in connection with SITEL's acquisition of NAFS.


                              PLAN OF DISTRIBUTION

    The Shares offered pursuant to this Prospectus will generally be sold by the Selling Stockholders through securities broker-dealers in ordinary broker transactions. It is expected that the broker-dealers will receive commissions not in excess of the usual and customary broker's commissions. The Company is not engaging an underwriter in connection with the shelf registration or offering of these Shares.

    The Selling Stockholders have advised the Company that the sale of the Shares also may be effected directly to purchasers by the Selling Stockholders acting as principals or through one or more brokers, dealers or agents from time to time in one or more transactions otherwise than on any stock exchange or in the over-the-counter market, or through the writing of options on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices relating to such market prices, at varying prices determined at the time of the sale, or at negotiated or fixed prices, in each case determined by the Selling Stockholders or by agreement between the Selling Stockholders and the brokers, dealers, agents or purchasers. If the Selling Stockholders effect such transactions through brokers, dealers or agents, such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from the purchasers of Shares for whom they act as agent.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 200,000,000 shares, par value $.001, of undesignated capital stock. Until otherwise designated by the Board of Directors of the Company, all authorized shares are deemed to be Common Stock. As of September 5, 1996, there were 105 holders of record of the Company's Common Stock and approximately 445 holders of options to purchase Common Stock. As of such date, 29,266,106 shares of Common Stock were outstanding and 6,131,266 shares were subject to outstanding options granted under the Company's stock option plans.

COMMON STOCK

    Subject to the prior rights of any outstanding preferred stock, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

UNDESIGNATED STOCK

    The Board of Directors of the Company generally has the power to issue shares of capital stock without stockholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of this undesignated stock and to divide such shares into classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of undesignated stock.

ANTITAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND
  MINNESOTA LAW

    ARTICLES OF INCORPORATION AND BYLAWS. The Company's Amended and Restated Articles of Incorporation and Bylaws, as amended, provide for a five member Board of Directors to be elected to staggered one, two and three year terms, and thereafter for successive three year terms, and that directors may only be removed from office for cause upon a vote of two-thirds of the Common Stock represented at a stockholders' meeting. The Articles and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of two-thirds of the Common Stock represented at a stockholders' meeting. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

    SECTIONS 302A.671 AND 302A.673 OF THE MINNESOTA BUSINESS CORPORATION
ACT. The Company is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny stockholders the receipt of a premium for their Common Stock. Sections 302A.671 basically provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved by the stockholders in a prescribed manner. A "control share acquisition" is generally defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions. An "interested shareholder" is a person who is the beneficial owner of 10% or more of the corporation's voting stock. Reference is made to the detailed terms of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Abrahams, Kaslow & Cassman, Omaha, Nebraska. Members of the Abrahams, Kaslow & Cassman firm directly hold a total of 8,200 shares of Common Stock.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and also may be accessed electronically through the Web site (http://www.sec.gov) maintained by the Commission. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol SITL.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission as described above. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 (which incorporates by reference portions of the Company's definitive Proxy Statement for the Company's Annual Meeting of Stockholders to be held on October 29, 1996).

        (b) the Company's Current Reports on Form 8-K, and amendments thereto, filed on June 21, 1996, June 27, 1996, July 12, 1996, August 23, 1996,
    August 30, 1996, September 18, 1996 and October 1, 1996.

        (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to the Corporate Secretary, SITEL Corporation, 13215 Birch Street, Suite 100, Omaha, Nebraska 68164, telephone number (402) 498-6810.

                         INDEX TO FINANCIAL STATEMENTS

                    UNAUDITED PRO FORMA AND PRO FORMA COMBINED FINANCIAL INFORMATION
   (1)     Unaudited Pro Forma and Pro Forma Combined Financial Information...................
   (1)     SITEL Corporation, Mitre plc, and National Action Financial Services, Inc. Pro
             Forma Combined Balance Sheet as of May 31, 1996..................................
   (1)     SITEL Corporation, Mitre plc, and National Action Financial Services, Inc. Pro
             Forma Combined Statements of Operations for the Year Ended May 31, 1995..........
   (1)     SITEL Corporation, Mitre plc, and National Action Financial Services, Inc. Pro
             Forma Combined Statements of Operations for the Year Ended May 31, 1996..........
   (1)     SITEL Corporation, Mitre plc, and National Action Financial Services, Inc. Pro
             Forma Statement of Operations for the Years Ended May 31, 1993, 1994, 1995 and
             1996.............................................................................

           SITEL CORPORATION
   (2)     Report of Independent Accountants..................................................
   (2)     Consolidated Balance Sheets as of May 31, 1995 and May 31, 1996....................
   (2)     Consolidated Statements of Income (Loss) for the years ended May 31, 1994, 1995 and
             1996.............................................................................
   (2)     Consolidated Statements of Cash Flows for the years ended May 31, 1994, 1995 and
             1996.............................................................................
   (2)     Consolidated Statements of Changes in Stockholders' Equity for the years ended May
             31, 1994, 1995 and 1996..........................................................
   (2)     Notes to Consolidated Financial Statements.........................................

           MITRE PLC
   (3)     Independent Auditors' Report.......................................................
   (3)     Group Profit and Loss Account for the period ended December 31, 1993 and the years ended 1994 and 1995..............................................................
   (3)     Group Balance Sheet as of December 31, 1994 and 1995...............................
   (3)     Group Cash Flow Statement for the period ended December 31, 1993 and the years ended
           December 31, 1994 and 1995.........................................................
   (3)     Accounting Policies................................................................
   (3)     Notes to the Financial Statements..................................................
   (1)     Notes to Unaudited Condensed Group Financial Statements for the six months ended
             June 30, 1995 and 1996...........................................................
   (1)     Unaudited Condensed Group Profit and Loss Account for the six months ended June 30,
             1995 and 1996....................................................................
   (1)     Unaudited Condensed Group Balance Sheet as of June 30, 1995 and 1996...............
   (1)     Unaudited Condensed Group Cash Flow Statement for the six months ended June 30,
             1995 and 1996....................................................................

           TELEACTION, S.A.
   (4)     Auditors' Report on Financial Statements...........................................
   (4)     Balance Sheets as of December 31, 1994 and 1995....................................
   (4)     Statements of Income for the years ended December 31, 1993, 1994 and 1995..........
   (4)     Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995......
   (4)     Statements of Changes in Shareholders' Equity for the years ended December 31,
             1993, 1994 and 1995..............................................................
   (4)     Notes to Financial Statements......................................................
   (4)     Notes to Unaudited Financial Statements............................................
   (4)     Unaudited Statements of Income for the three months ended March 31, 1995 and
             1996.............................................................................
   (4)     Unaudited Balance Sheet as of March 31, 1995 and 1996..............................
   (4)     Unaudited Statements of Cash Flows for the three months ended March 31, 1995 and
             1996.............................................................................

           NATIONAL ACTION FINANCIAL SERVICES, INC.
   (5)     Report of Independent Public Accountants...........................................
   (5)     Balance Sheets as of December 31, 1995 and 1996....................................
   (5)     Statements of Operations for the period ended December 31, 1994 and the year ended
             December 31, 1995................................................................
   (5)     Statements of Stockholders' Equity for the period ended December 31, 1994 and the year ended December 31, 1995.....................................................
   (5)     Statements of Cash Flows for the period ended December 31, 1994 and the year ended
             December 31, 1995................................................................
   (5)     Notes to Financial Statements......................................................

           CTC CANADIAN TELEPHONE CORPORATION
   (6)     Auditors' Report...................................................................
   (6)     Balance Sheet as of January 31, 1996...............................................
   (6)     Statement of Operations and Retained Earnings for the nine months ended January 31,
             1996.............................................................................
   (6)     Statement of Changes in Financial Position for the nine months ended January 31,
             1996.............................................................................
   (6)     Notes to Financial Statements......................................................

           2965496 CANADA INC.
   (7)     Auditors' Report...................................................................
   (7)     Balance Sheet as of January 31, 1996...............................................
   (7)     Statement of Operations and Retained Earnings for the nine months ended January 31,
             1996.............................................................................
   (7)     Statement of Changes in Financial Position for the nine months ended January 31,
             1996.............................................................................
   (7)     Notes to Financial Statements......................................................

------------------------

(1) Incorporated by reference from the Company's amendment to Form 8-K filed on October 1, 1996.

(2) Incorporated by reference from the Company's Form 10-K for the year ended May 31, 1996.

(3) Incorporated by reference from the Company's Form 8-K filed on September 18, 1996, which incorporated by reference from Pages F-27 through F-49 of the Company's Proxy Statement filed on July 29, 1996 for the Company's special meeting of stockholders.

(4) Incorporated by reference from the Company's amendment to Form 8-K filed on August 23, 1996, which incorporated by reference from Pages F-53 through F-81 of the Company's Proxy Statement filed on July 29, 1996 for the Company's special meeting of stockholders.

(5) Incorporated by reference from the Company's amendment to Form 8-K filed on August 30, 1996, which incorporated by reference from Pages F-82 through F-94 of the Company's Proxy Statement filed on July 29, 1996 for the Company's special meeting of stockholders.

(6) Incorporated by reference from Pages F-95 through F-102 of the Company's Proxy Statement filed on July 29, 1996 for the Company's special meeting of stockholders.

(7) Incorporated by reference from Pages F-103 through F-109 of the Company's Proxy Statement filed on July 29, 1996 for the Company's special meeting of stockholders.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Recent Developments.......................................................    4
Risk Factors..............................................................    5
Selling Stockholders......................................................    8
Plan of Distribution......................................................   11
Description of Capital Stock..............................................   12
Legal Matters.............................................................   13
Available Information.....................................................   13
Incorporation of Certain Information by Reference.........................   13
Index to Financial Statements.............................................  F-1


                                 822,708 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                OCTOBER 11, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Shares being registered hereby. All amounts are estimates except the SEC registration fee and Nasdaq listing fee.

Registration Fee--Securities and Exchange Commission...............  $  12,305
Nasdaq Stock Market Listing Fee....................................  $  16,454
Blue Sky Fees and Expenses.........................................  $   2,000
Printing Expenses..................................................  $  10,000
Legal Fees and Expenses............................................  $   5,000
Accounting Fees and Expenses.......................................  $   2,000
Transfer Agent Fees and Expenses...................................  $     500
Miscellaneous......................................................  $   2,000
                                                                     ---------
    Total..........................................................  $  50,259
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Amended and Restated Articles of Incorporation limit the liability of directors to the maximum extent permitted by the Minnesota Business Corporation Act. Specifically, directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability due to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions; (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under the federal securities laws is not limited by the Amended and Restated Articles of Incorporation.

    The Minnesota Business Corporation Act requires that the Company indemnify any director or officer made or threatened to be made a party to a legal proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. A "proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. Section 302A.521) for a complete statement of such indemnification rights. The Company's Amended and Restated Articles of Incorporation also require the Company to provide indemnification of these persons to the fullest extent of the Minnesota indemnification statute.

    The Company has entered into an indemnification agreement with each of its directors and executive officers to provide him or her with specific contractual assurances that the indemnification protection provided by the Minnesota Business Corporation Act and the Company's Amended and Restated Articles of Incorporation will be available to such director or officer and to provide for the indemnification of and the advancing of expenses to such director or officer to the fullest extent permitted by law. The Company also presently maintains insurance to protect itself and its directors and officers against certain liabilities, costs, and expenses arising out of claims or suits against such directors and officers resulting from their service in such capacity.

ITEM 16.  EXHIBITS


      (1)     2.4(a)  Amended and Restated Share Purchase Agreement dated June 6, 1996, regarding acquisition of Mitre plc (conformed copy including all amendments through closing).

      (1)     2.4(b)  Registration Rights Agreement dated September 3, 1996 between SITEL
                        Corporation and certain stockholders of SITEL (conformed copy).

      (1)     2.4(c)  Escrow Agreement dated September 3, 1996 between SITEL Corporation, the Mitre selling stockholders, and Firstar Trust Company, as Escrow Agent (conformed copy).

      (1)     2.4(d)  Form of Investor Letter (conformed copy).

      (1)     2.4(e)  Deed of Covenant dated September 3, 1996 between SITEL Corporation and the
                        Mitre selling stockholders (conformed copy).

      (2)     4.1     Amended and Restated Articles of Incorporation of SITEL Corporation.

             4.1(a)*  Articles of Amendment filed September 10, 1996 to the Amended and Restated
                        Articles of Incorporation

      (2)     4.4     Amended and Restated Bylaws of SITEL Corporation.

              5.1*    Opinion of Abrahams, Kaslow & Cassman.

             23.1*    Consent of Coopers & Lybrand L.L.P.

             23.2*    Consent of KPMG.

             23.3*    Consent of Arthur Andersen.

             23.4*    Consent of Arthur Andersen, L.L.P.

             23.5*    Consent of Fuller Landau.

             23.6*    Consent of Abrahams, Kaslow & Cassman (included in Exhibit 5.1).

             24.1*    Power of Attorney (included in signature page).


------------------------


*   Previously filed


(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 8-K filed on September 18, 1996.

(2) Exhibits 4.1 and 4.2 hereto were previously filed as Exhibits 3.1 and 3.4, respectively, to the Registration Statement of SITEL Corporation on Form S-1 (Registration No. 33-91092) and are incorporated herein by this reference.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on October 11, 1996.


                                SITEL CORPORATION

                                By:              /s/ JAMES F. LYNCH
                                     -----------------------------------------
                                                  James F. Lynch,
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 1 to this Registration Statement has been signed by the following persons, in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
      /s/ JAMES F. LYNCH          Executive Officer and
------------------------------    Director                   October 11, 1996
        James F. Lynch            (Principal Executive
                                  Officer)

                                Executive Vice President-
     /s/ BARRY S. MAJOR*          Finance and Chief
------------------------------    Financial Officer          October 11, 1996
        Barry S. Major            (Principal Financial
                                  Officer)

                                Senior Vice President-
                                  Accounting &
     /s/ NANCY C. NOACK*          Administration,
------------------------------    Secretary and Treasurer    October 11, 1996
        Nancy C. Noack            (Principal Accounting
                                  Officer)

    /s/ KELVIN C. BERENS*
------------------------------  Director                     October 11, 1996
       Kelvin C. Berens

    /s/ BILL L. FAIRFIELD*
------------------------------  Director                     October 11, 1996
      Bill L. Fairfield

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
       /s/ VINOD GUPTA*
------------------------------  Director                     October 11, 1996
         Vinod Gupta

     /s/ GEORGE J. KUBAT*
------------------------------  Director                     October 11, 1996
       George J. Kubat



*By:     /s/ JAMES F. LYNCH
      -------------------------
           James F. Lynch
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


                                                                                                                   PAGE
                                                                                                                    NO.
                                                                                                                 ---------
   (1)       2.4(a)    Amended and Restated Share Purchase Agreement dated June 6, 1996, regarding acquisition
                         of Mitre plc (conformed copy including all amendments through closing)................     N/A

   (1)       2.4(b)    Registration Rights Agreement dated September 3, 1996 between SITEL Corporation and
                         certain stockholders of SITEL (conformed copy)........................................     N/A

   (1)       2.4(c)    Escrow Agreement dated September 3, 1996 between SITEL Corporation, the Mitre selling
                         stockholders, and Firstar Trust Company, as Escrow Agent (conformed copy).............     N/A

   (1)       2.4(d)    Form of Investor Letter (conformed copy)................................................     N/A

   (1)       2.4(e)    Deed of Covenant dated September 3, 1996 between SITEL Corporation and the Mitre selling
                         stockholders (conformed copy).........................................................     N/A

   (2)       4.1       Amended and Restated Articles of Incorporation of SITEL Corporation.....................     N/A

             4.1(a)*   Articles of Amendment filed September 10, 1996 to the Amended and Restated Articles of
                         Incorporation.........................................................................     24

   (2)       4.4       Amended and Restated Bylaws of SITEL Corporation........................................     N/A

             5.1*      Opinion of Abrahams, Kaslow & Cassman...................................................     26

            23.1*      Consent of Coopers & Lybrand L.L.P......................................................     28

            23.2*      Consent of KPMG.........................................................................     30

            23.3*      Consent of Arthur Andersen..............................................................     32

            23.4*      Consent of Arthur Andersen, L.L.P.......................................................     34

            23.5*      Consent of Fuller Landau................................................................     36

            23.6*      Consent of Abrahams, Kaslow & Cassman (included in Exhibit 5.1).........................     --

            24.1*      Power of Attorney (included in signature page)..........................................     --


------------------------


*   Previously filed.


(1) Incorporated by reference to the exhibit of the same number to the Registrant's Form 8-K filed on September 18, 1996.

(2) Exhibits 4.1 and 4.4 were previously filed as Exhibits 3.1 and 3.4, respectively, to the Registration Statement of SITEL Corporation on Form S-1 (Registration No. 33-91092) and are incorporated herein by this reference.